PROSPECTUS                 Pricing Supplement No. 2541
Dated January 10, 1995     Dated September 25, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-55209
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  September 25, 1995

Settlement Date (Original Issue Date):  September 28, 1995

Maturity Date:  September 29, 1997

Principal Amount (in Specified Currency):  US$50,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.01%

Net Proceeds to Issuer (in Specified Currency):  US$49,995,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:
  __ CD Rate   __ Commercial Paper Rate
  X  Federal Funds Rate  (See"Additional Terms--Interest below)
  __ LIBOR   __ Prime Rate  __ Treasury Rate
  __ Other  (See "Additional Terms--Interest below).

  Spread (Plus or Minus):  plus 0.13%
  Spread Multiplier:  N/A

  Index Maturity:  N/A
  Index Currency:  N/A

  Maximum Interest Rate:  N/A
  Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

  Interest Payment Dates: Every December 29, March 29, June 29 and September 29, commencing December 29, 1995 (with respect to the period from and including September 28, 1995 to but excluding
  December 29, 1995)


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2541
                       Dated September 25, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-55209


  Initial Interest Rate Per Annum:  To be determined one Business
  Day prior to the Original Issue Date.

  Interest Reset Periods and Dates:  Daily, on each Business Day

  Interest Determination Dates:  One Business Day prior to each
  Interest Reset Date

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.

                      (Floating Rate Notes)
                                                       Page 3
                       Pricing Supplement No. 2541
                       Dated September 25, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-55209


Plan of Distribution:

  The Notes are being purchased by Merrill Lynch, Pierce, Fenner
& Smith Incorporated (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.01% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.